Exhibit 99.1

FOR IMMEDIATE RELEASE

CHINA LENDING CORPORATION REPORTS 2016 SIX-MONTH FINANCIAL RESULTS

Reports 30% Increase in both Revenue and Net Income for the 2016 Six-Month Period, vs. Same Period of 2015

Announces 2016 Guidance: Expects Over 16% and 20% Increase in Revenue and Net Income, Respectively, as Compared to 2015

New York, NY – August 22, 2016 – China Lending Corporation (NASDAQ: CLDC; CLDCW) (“China Lending” or the “Company”), a leading non-bank direct lending corporation servicing micro, small and medium sized enterprises (MSME), currently underserved by commercial banks in China, today reported its financial results for the six-month period ending June 30, 2016.

First Half 2016 vs. First Half 2015

•	Total interest and fee income (revenue) increased 30% to $17.8 million from $13.8 million;
•	Interest expense was $2.4 million compared to $1.6 million;
•	Net interest income increased 18% to $13.8 million, compared to $11.6 million; and
•	Net income increased 30% to $9.9 million, compared to $7.6 million.

As of June 30, 2016

•	Registered capital was $94.7 million
•	Total assets were $147.8 million
•	Total liabilities were $37.1 million

Jingping Li, Co-Founder & CEO of China Lending, stated, "The 30% increase in revenue and net income for the 2016 six-month period as compared to same period of last year is due to the sustained growth in funding demand in the region, higher interest lending rates supported by China’s government policies, and also revenue generated from our newly established consulting and credit risk analysis business segment, which we launched in August of 2015. This segment generated approximately 23% of total revenue for the first six months of 2016 as compared to zero in the same period of last year. Our average interest rate was 22.77% in the first six-months of 2016 vs. 21.24% in the same period of last year.

“Since our inception, we have been operating a fast growing, efficient, high margin and low risk business, by focusing on short term, small size, high collateral and diversified loans. Currently, our loans have an average size of $0.8 million and an average duration of 5.9 months, are based on a security of up to 150% of the loan size and are diversified across more than 8 industries, while loan approval process is combined with an extensive due diligence and risk management evaluation before and during the life of the loan. Due to this strategy, our non-performing loan (NPL) rate has historically been below 0.1%.”

Markets We Operate

China’s existing banking system in stacked against MSMEs which are unable to get loans directly from commercial banks. While the demand for small loans continues to grow, less than 5% of MSMEs in China have access to capital from commercial banks. China Lending Group’s platform provides MSMEs with flexible term loans, attractive rates, and fast turnaround loan approval time, a platform supported by China’s new government policies, which allows well-managed direct lenders to offer a diversity of lending products and financing programs. Our strategic location provides us with access to a large pool of MSMEs, in a range of industries. Under China's "One Road, One Belt” or “New Silk Road”, a $40 billion project, Urumqi is expected to become a major trade hub in China and a gateway to Central Asia and Eastern Europe.

Business Strategy

Currently, China Lending is one of the largest direct lending companies in Xinjiang, in terms of registered capital which reached $94.7 million at June 30, 2016.

Our immediate goal is to further expand our direct lending business within our core market by increasing our registered capital available for lending. Due to the prestige we gained and transparency which comes from our recent listing on Nasdaq, we now have the ability to access additional and more economical funds necessary to support the large demand for loans from MSME’s in the province.

We currently operate two subsidiaries with direct lending licenses valid in the province of Xinjiang (one of them has the only direct lending license issued to wholly owned foreign enterprise in Xinjiang), and recently we established a new business segment - consulting and credit risk analysis services – for which we obtained a consulting and credit risk analysis services license, valid in all of China. This newly established segment will support our core non-bank lending business and due diligence efforts in Xinjiang, and will also offer us significant opportunities to expand our reach in new provinces through syndicated loans in cooperation with locally based non-bank lenders.

To support the increasing demand for small and short-term loans by MSME’s, our mid-term growth plan includes the development of a peer-to-peer (P2P) lending platform and the establishment of the first internet banking platform operating out of the region.

2016 Guidance

For full year 2016, China Lending expects to generate revenue of between $32.7 million and $34.1 million representing an increase of 16% to 21%, as compared to full year 2015. Also, the Company expects to generate net income of between $16.9 million and $17.5 million, or an increase of 20% to 25%. as compared to 2015.

About China Lending

Founded in 2009, China Lending is a non-bank direct lending corporation and provides services to micro, small and medium sized enterprises, farmers, and individuals, who are currently underserved by commercial banks in China. Headquartered in Urumqi, the capital of Xinjiang Autonomous Region, with a registered capital of $94.7 million as of June 30, 2016, China Lending is one of the largest direct lending companies in the region in terms of registered capital.

Forward-Looking Statements

This press release may include forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that China Lending expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as “may,” “believe” and “expect.” These statements are based on certain assumptions and analyses made by China Lending in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. Actual results may differ materially from those expressed herein due to many factors such as, but not limited to, (1) the ability to obtain or maintain the listing of the Company’s securities on the NASDAQ Capital Market; (2) the risk that our recent business combination disrupts the Company’s current plans and operations; (3) the ability to recognize the anticipated benefits of our recent business combination, which may be affected by, among other things, closing proceeds, competition and the ability of the business to grow and manage growth profitably; (4) the outcome of any legal proceedings that may be instituted against the Company; (5) changes in applicable laws or regulations; (6) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and (7) other risks and uncertainties indicated from time to time in the proxy statement filed by the Company in connection with the business combination, including those under “Risk Factors” therein, and other factors identified in the Company’s prior and future filings with the SEC, available at www.sec.gov.

These forward-looking statements are based on information available as of the date of this press release and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date and the Company undertakes no obligation to update any forward-looking statements contained herein to reflect events or circumstances which arise after the date of this press release, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

Contacts:

China Lending Corporation

Stephen Chan, Chief Financial Officer

chan.stephen@chinalending.com

Investor Relations:

The Equity Group Inc.

Lena Cati, Vice President

212-836-9611

lcati@equityny.com

Adrie Global Holdings Limited

CONSOLIDATED Statements of INCOME and Comprehensive Income

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2016	2015	2016	2015
			(Unaudited)	(Unaudited)
Interest income
Interests and fees on loans	$9,160,497	$7,302,870	$17,773,045	$12,999,166
Interests and fees on loans-related parties	60,963	232,254	112,225	766,424
Interests on deposits with banks	561	408	2,837	1,816
Total interest and fee income	9,222,021	7,535,532	17,888,107	13,767,406

Interest expense
Interest expenses on short-term bank loans	(133,582)	(90,660)	(258,201)	(225,822)
Interest expenses and fees on secured loan	(526,562)	(622,677)	(1,250,064)	(1,107,508)
	-	(213,723)
Interest expenses on loans from a cost investment investee	(469,462)	-	(933,239)	(283,624)
Total interest expense	(1,129,606)	(927,060)	(2,441,504)	(1,616,955)

Provision for loan losses	140,342	(523,901)	(1,657,123)	(501,888)
Net Interest Income	8,232,757	6,084,571	13,789,480	11,648,563

Non-interest income	-	-	95	13,393

Non-interest expense
Salaries and employee surcharge	(239,861)	(170,632)	(473,499)	(300,987)
Business taxes and surcharge	(202,446)	(420,899)	(573,921)	(770,968)
Other operating expenses	(357,107)	(1,125,558)	(701,845)	(1,519,105)
Total non-interest expense	(799,414)	(1,717,089)	(1,749,265)	(2,591,060)

Income Before Tax	7,433,343	4,367,482	12,040,310	9,070,896
Income tax expense	(1,271,089)	(644,251)	(2,189,761)	(1,507,805)
Net Income	$6,162,254	$3,723,231	$9,850,549	$7,563,091

Other comprehensive income
Foreign currency translation adjustments	(3,264,518)	202,716	(2,543,127)	638,171
Comprehensive Income	$2,897,736	$3,925,947	$7,307,422	$8,201,262

Weighted-average common shares outstanding – basic and diluted	20,000,000	20,000,000	20,000,000	20,000,000
Earnings per share – Basic and diluted	$0.31	$0.19	$0.49	$0.38

Adrie Global Holdings Limited

Consolidated Balance Sheets

	June 30,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Cash and cash equivalents	$558,171	$6,732,601
Loans receivable - third parties, net of allowance for loan losses of $3,778,506 and $2,197,571 at June 30, 2016 and December 31, 2015, respectively	139,448,018	137,602,481
Loans receivable - related parties, net of allowance for loan losses of $10,882 and $11,137 at June 30, 2016 and December 31, 2015, respectively	1,077,269	1,102,593
Interest and fee receivable	1,550,038	673,626
Cost method investment	3,762,624	3,851,071
Property and equipment, net	110,996	116,298
Intangible asset	55,848	-
Deferred tax assets	431,670	243,440
Amount due from a related party	-	1,653,839
Other assets	781,203	374,387
Total Assets	$147,775,837	$152,350,336

LIABILITIES AND INVESTORS' EQUITY
Liabilities
Short-term bank loans	$5,267,673	$-
Loans from a cost investment investee	15,050,494	15,404,285
Secured loan	15,020,393	24,739,282
Dividends payable	-	6,623,843
Taxes payable	1,181,608	1,235,241
Other current liabilities	578,393	977,831
Total liabilities	$37,098,561	$48,980,482

Investors' Equity
Common Stock (par value $0.00000005 per share, 20,000,000 shares authorized; 20,000,000 and 20,000,000 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively)	$1	$1
Additional paid-in capital	94,723,963	94,723,963
Statutory reserves	4,667,254	4,667,254
Retained earnings	15,915,075	6,064,526
Accumulated other comprehensive loss	(4,629,017)	(2,085,890)
Total Investors' Equity	110,677,276	103,369,854
Total Liabilities and Investors' Equity	$147,775,837	$152,350,336

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